Exhibit 99.1

Magellan Petroleum Announces Election of Milam Randolph Pharo as a New Director

DENVER, November 9, 2012 /PRNewswire/ -- Magellan Petroleum Corporation (NASDAQ: MPET; ASX: MGN) today announced that its Board of Directors elected Milam Randolph Pharo to fill a vacancy on the Board resulting from the resignation of William H. Hastings from the Board on July 16, 2012. Mr. Pharo was elected to hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class of directors in which Mr. Hastings was elected expires, which is at the third succeeding Annual Meeting of Shareholders after the 2011 Annual Meeting of Shareholders.

Mr. Pharo, age 60, has over 30 years of experience in the oil and gas industry, with an emphasis in the Rocky Mountain region. He has served in private legal practice focusing on oil and gas matters, and as general counsel to public oil and gas companies. He most recently served as the Company's Vice President - General Counsel and Secretary from November 30, 2011 to September 5, 2012. From 1996 to 2010, he held various positions with SM Energy Company, including Vice President - Land and Legal and Senior Vice President and General Counsel. Mr. Pharo received his B.A. degree from the University of Texas at Austin and his J.D. degree from Southern Methodist University.

J. Robinson West, Chairman of the Board, stated "We are delighted to have Randy Pharo join our Board. Randy brings to the Board his extensive experience in the oil and gas industry and public company corporate governance. He will contribute substantially to the Board's deliberations and strategic planning. With the addition of Randy to our Board, we have a strong Board with complementary experience and skills."

ABOUT MAGELLAN

Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Limited, a successful independent oil and gas company in Australia and the UK in existence since the 1960s. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404